EMPLOYMENT AGREEMENT

     AGREEMENT made as of this 15th day of October, 1996 by and between Larry R. DeBoever (the "Employee") and META Group, Inc. (the "Company").

     WHEREAS, the Company and DeBoever Architectures, Inc. ("DAI") are entering into an Asset Purchase Agreement dated as of the date hereof;

       WHEREAS, the Employee is a principal stockholder and the Chief Executive Officer and President of DAI;

     WHEREAS, as a condition to and as consideration for the Asset Purchase Agreement, the Company and the Employee desire to enter into this Employment Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

     1. Position and Responsibilities. Effective November 1, 1996, the Employee agrees to serve as Senior Vice President and Service Director of the Company, and the Employee shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in such offices or requested by the Company and shall use his best efforts to improve and extend the Enterprise Architecture Strategies Service (the "EAS Service") of the Company. The Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Chief Executive Officer of the Company. It is anticipated that, in consultation with and at the direction of the Company, the Employee will assist the Company in effecting the transition of the APIAS service from DAI to the Company and that his initial duties may include repackaging and redefining DAI's APIAS service as the EAS Service of the Company, effecting the transition of DAI's customers to the Company and training the Company's personnel to sell, market and implement the EAS Service. The Employee shall devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business; provided however that the Company acknowledges and agrees that Employee may devote a portion of his business time to winding down the affairs of DAI. The Employee hereby accepts said employment and agrees to perform said duties and render said services.

      2.  Compensation.

          (A) Salary. The Company will pay to the Employee during his employment a salary at the rate of $160,000 per annum starting January 1, 1997. Such salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes. For the period of November 1, 1996 through December 31, 1996 only, the Company shall pay the Employee $20,833.33 per month. No amounts shall be due the Employee hereunder during the period from the date hereof to October 31, 1996.

     (B) Adjustment to Salary and Bonus. So long as the Employee remains employed by the Company, the Board of Directors of the Company shall review the Employee's salary and bonus each calendar year so that the Employee's salary and bonus will be consistent with those other similarly situated Company employees with similar responsibilities and industry visibility. After 1997, the Employee will be eligible to participate in the bonus plan made available to the other Service Directors of the Company. If the Employee achieves 100% of the revenue and operating margin targets outlined in Exhibit A to the Stock Option Agreement (as defined below), his minimum total compensation in any year will not fall below $200,000.

     (C) Fringe Benefits. The Employee will also be entitled to participate on the same basis with all other employees and executives of the Company in the Company's standard benefits package generally available for all other employees and executives of the Company.

     (D) Business Expenses. The Company will reimburse the Employee for his reasonable and necessary expenses in connection with the performance of his duties on behalf of the Company. The Employee agrees that all such expenses to be reimbursed to the Employee by the Company shall be reasonable and that the Employee will use his best efforts to minimize the costs. Further, the Employee agrees to provide accurate and itemized records regarding his expenses in order for the Company to receive the benefit of any and all tax deductions with respect to the Employee's business travel, and the Company agrees to provide reimbursement within a reasonable time after receipt of such documentation.

     (E) Stock Option. In connection with the Employee's services rendered to the Company as a consultant and to be rendered pursuant to this Agreement as an employee, the Company granted to the Employee on September 20, 1996, pursuant to the 1995 Stock Plan, a non-qualified stock option to purchase an aggregate of 50,000 shares of the Company's Common Stock, $.01 par value, at an exercise price of $25.00 per share. Such option is governed by the terms of the Stock Option Agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement") and was granted as a non-qualified stock option under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     (F) Promissory Note. On or about November 1, 1996, the Company will loan to Employee the gross amount of $500,000, and the Employee will deliver a promissory note evidencing his obligations with respect to such loan in the form attached hereto as Exhibit B (the "Note"). The Note shall be secured by, among other things, the stock subject to the stock option referred to in Section 2(E) above, and a life insurance policy, owned and paid for by the Company, in the amount of $500,000 on the Employee's life naming the Company as the primary beneficiary. The Company will use its best efforts to purchase a life insurance policy that may be transferred to the Employee, at the Employee's expense, upon his payment in full of his obligations under the Note and that will allow the Employee, upon such transfer, to change the beneficiary thereof.

       3. Term; Certain Benefits.

      (A) Term of Employment. The term of the Employee's employment shall commence as of the date first above written and shall terminate on the earlier to occur of (i) December 31, 1999, (ii) the death, physical incapacity or mental incompetence of the Employee, or (iii) the occurrence of any of the circumstances described in Section 4 hereof (the "Expiration Date"). For the purposes of this Agreement, the Employee shall be deemed to have suffered physical incapacity or mental incompetence if he is unable to perform his duties hereunder for any 180 days out of any 365-day period. In the event the Employee's employment shall terminate due to his death, the Company shall have no further obligations to the Employee other than the payment of salary accrued but unpaid as of the termination date.

     (B) Benefits if Agreement Terminated Dueto Disability. In the event the Employee's employment shall terminate due to the physical incapacity or mental incompetence of the Employee, the Company shall pay the Employee an amount equal to the amounts recoverable by any employee of the Company under the health and disability insurance programs available through the Company.

      4.  Termination at the election of the Company for Just Cause. The
Company may, immediately and unilaterally, terminate the Employee's employment "for just cause" at any time. Termination of the Employe's employment by the Company shall constitute a termination "for just cause" under this Section 4 if such termination is for one or more of the following causes: (i) the substantial and continuing failure of the Employee to render services to the Company in accordance with his assigned duties, which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company; (ii) the conviction of the Employee of a felony, either in connection with the performance of his obligations to the Company or which shall adversely affect the Employee's ability to perform such obligations; (iii) gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of this Agreement, any confidentiality, non-competition or developments agreement in favor of the Company, or any other agreement executed in connection herewith; (iv) chronic alcoholism or chronic drug addiction which seriously affects Employee's performance; (v) the commission by the Employee of an act of fraud or embezzlement which results in loss, damage or injury to the Company, whether directly or indirectly; or (vi) the Employee's failure to attain minimum service revenue and operating margin targets for the Company's EAS Service as outlined in Exhibit A to the Stock Option Agreement. In the event of a termination "for just cause" pursuant to the provisions of this Section 4, the Employee shall be entitled to no severance or other termination benefits.

     5. No Conflict with Prior Employers. The Employee represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevents the full performance of his duties and obligations hereunder.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

     7. Severability. In case any one or more of the provisions contained in this Agreement or any other agreements executed in connection with the transactions contemplated hereby for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the such other agreements, but this Agreement or any such other agreements, as the case may be, shall be reformed and construed as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

     8. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 8. No waiver by any party of any breach by any other party or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

      9. Assignment. The Employee acknowledges that the services to be rendered by him are unique and personal in nature. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

     10. NonCompete/Confidentiality Agreement. In connection with his employment by the Company pursuant to the terms of this Agreement, the Employee shall execute and deliver to the Company simultaneously herewith the NonCompete/Confidentiality Agreement attached hereto as Exhibit C.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

     12. Notices. All notices required hereunder shall be given to the parties by hand delivery, first class prepaid mail, facsimile or overnight delivery service at the following addresses, or such other addresses as the parties shall inform each other of in writing as set forth in this Section 12.

     META Group,  Inc.                       Larry R. DeBoever
     208 Harbor Drive                        20 Knowlton Drive
     Stamford, CT 06912                      Acton, MA 01720
     Attn: Chief Financial  Officer

With a copy to:
Mark J. Macenka, Esq
Testa Hurwitz & Thibeault,LLP
High Street Tower
125 High Street
Boston, MA 02110

                [The remainder of this page is intentionally  left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    META Group,  Inc.
                                    By: /s/ Dale Kutnick
                                    -------------------------------------------
                                        Dale Kutnick
                                        President  and Chief  Executive  Officer


                                    EMPLOYEE:


                                        /s/ Larry R. DeBoever
                                    -------------------------------------------
                                        Larry R. DeBoever